Exhibit 99.1

ARIAD Presents Updated Clinical Data on AP26113 in Patients with ALK+ Non-Small Cell Lung Cancer

MADRID & CAMBRIDGE, Mass.--(BUSINESS WIRE)--September 29, 2014--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced updated clinical results on its investigational tyrosine kinase inhibitor (TKI), AP26113, in patients with advanced non-small cell lung cancer (NSCLC) from an ongoing Phase 1/2 trial. These study results show sustained anti-tumor activity of AP26113 in patients with anaplastic lymphoma kinase (ALK) positive NSCLC, including patients with active brain metastases. The updated Phase 1/2 trial now contains more mature data of AP26113, including increasing depth and durability of response in ALK+ NSCLC patients, as well as additional safety data.

The updated results were presented on Saturday, September 27 at the 2014 European Cancer Congress (the 39th ESMO, 33rd ESTRO, 18th ECCO conference) held in Madrid, Spain.

Phase 1/2 Study Design

A total of 137 patients have been enrolled in the ongoing Phase 1/2 trial in the United States and Europe. The objectives of the Phase 1 portion of the trial were to characterize the safety and tolerability of AP26113, pharmacokinetics, and preliminary anti-tumor activity and to determine the recommended dose for further study of AP26113 in subsequent clinical trials. The trial used an open-label, dose-escalating design.

The Phase 2 portion of the trial consists of five expansion cohorts. The data presented at ESMO focus on the 79 patients with a history of ALK+ NSCLC tumors in the entire trial. Fifty-six of these patients currently remain on study treatment.

“The updated data from the ongoing trial continue to demonstrate the anti-tumor activity of AP26113 in patients with crizotinib-resistant ALK rearranged NSCLC, as well as TKI-naïve ALK rearranged NSCLC,” stated Scott N. Gettinger, M.D., associate professor of medicine at Yale School of Medicine. “One of the distinguishing features of the data is the evidence for anti-tumor activity in the brain, a common site of treatment failure.”

Key data from the study include:

Safety and Tolerability – All Patients Enrolled

  The most common adverse events (AEs), regardless of treatment relationship and including all grades, were nausea (45%), diarrhea (37%), and fatigue (37%).
  Adverse events, grade 3 or higher, occurring in three or more patients were dyspnea (4%), increased lipase (4%), hypoxia (4%), fatigue (3%), alanine aminotransferase (ALT) increased (2%) and amylase increased (2%).
  Serious AEs, all causality, occurring in three or more patients were dyspnea (7%), pneumonia (5%), hypoxia (4%), neoplasm progression (4%), pyrexia (2%) and pulmonary embolism (2%).
  Early onset pulmonary symptoms were observed in 13 of 137 (10%) patients enrolled in the study and occurred more frequently with starting doses of 180 mg per day and higher compared to the lower starting doses. These symptoms occurred within 7 days of treatment initiation, and in some cases, included dyspnea, hypoxia, and new pulmonary opacities on chest imaging.
  To minimize the early-onset pulmonary symptoms observed, two additional dosing regimens were examined in the Phase 2 portion of the trial: 90 mg per day for 1 week followed by 180 mg per day (n=32) and 90 mg per day continuously (n=18). The incidence of early-onset pulmonary symptoms in these two dosing regimens was 0 of 32 and 2 of 18 patients, respectively. Overall, 2 out of 50 patients (4%) who began dosing at 90 mg per day had early-onset pulmonary symptoms and continued on treatment.

Anti-tumor Activity – ALK+ NSCLC Patients

  Objective responses were observed in ALK+ NSCLC patients at the lowest dose tested in these patients (60 mg), and responses were observed in patients who were either TKI-naïve or resistant to crizotinib.
  Of the 72 ALK+ NSCLC patients evaluable for response, 52 (72%) demonstrated an objective response. The “waterfall plot” analysis demonstrated tumor shrinkage in nearly all ALK+ NSCLC patients, with 16 patients experiencing 100% shrinkage of the target lesion. The median duration of response was 49 weeks, and the median progression-free survival (PFS) was 56 weeks.
  Of the seven evaluable TKI-naïve ALK+ NSCLC patients treated with AP26113, all demonstrated an objective response, including two complete responses (CR).
  Of the 65 evaluable ALK+ NSCLC patients with prior crizotinib therapy treated with AP26113, 45 (69%) demonstrated an objective response. Median progression-free survival was 47.3 weeks.
  In a subgroup analysis, 10 of 14 (71%) ALK+ NSCLC patients with active, untreated or progressing, brain metastases had evidence of radiographic improvement in those metastases. Four of these patients demonstrated a CR by independent review. Of the 10 patients who responded, six remain on study, with treatment durations up to 105 weeks. In addition, improvement in a patient with leptomeningeal metastasis was observed.

Pivotal Phase 2 Trial Enrolling Patients

A separate, pivotal global Phase 2 trial of AP26113 in patients with locally advanced or metastatic NSCLC who were previously treated with crizotinib is open and enrolling patients. The ALTA (ALK in Lung Cancer Trial of AP26113) trial is designed to determine the safety and efficacy of AP26113 in refractory ALK+ NSCLC patients. The trial will enroll approximately 220 patients including those with brain metastasis. Patients will be randomized 1:1 to receive either 90 mg of AP26113 once per day continuously or a lead-in dose of 90 mg per day for 7 days followed by 180 mg once per day continuously.

“We anticipate full patient enrollment in the ALTA trial in the third quarter of next year,” stated Frank G. Haluska, M.D., Ph.D., senior vice president of clinical research and development and chief medical officer at ARIAD. “Based on the continued responses seen in the ongoing Phase 1/2 trial of AP26113, and in particular, the 100% response rate and durability of response in the TKI-naïve patients, we are also actively planning a clinical trial to evaluate the potential of AP26113 in the newly diagnosed ALK+ lung cancer setting.”

About ARIAD

ARIAD Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts and Lausanne, Switzerland, is an integrated global oncology company focused on transforming the lives of cancer patients with breakthrough medicines. ARIAD is working on new medicines to advance the treatment of various forms of chronic and acute leukemia, lung cancer and other difficult-to-treat cancers. ARIAD utilizes computational and structural approaches to design small-molecule drugs that overcome resistance to existing cancer medicines. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

This press release contains “forward-looking statements” including, but not limited to, statements relating to the updated clinical data for AP26113. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the initiation, conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, and other factors in the Company’s public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

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